Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter and Year Ended December 31, 2007
Earnings per Share Increase 18.2% in the Fourth Quarter
Quarterly Cash Flow up 33.7%
     MILWAUKEE—February 11, 2008—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the fourth quarter of 2007 rose 18.2% to 39 cents, compared to 33 cents in last year’s fourth quarter. Diluted earnings per share for the twelve months ended December 31, 2007, were up 14.6% to $1.65, compared to $1.44 in 2006.
     Revenue reached a record level of $300.9 million for the fourth quarter, up 10.3% from the comparable period in 2006. Revenue for the twelve months ended December 31, 2007, was $1.2 billion, an increase of 7.8% over the prior year. Foreign currency translation had a favorable impact on revenue of 5% and 4%, respectively, for the fourth quarter and year.
     Cash provided by operating activities increased 33.7% in the fourth quarter to $24.5 million, compared to $18.4 million in the prior year’s comparable period. For the year, cash provided by operating activities was $105.2 million, an increase of 6.0% in comparison to $99.2 million in the prior year.
     “This quarter marks our eighth consecutive quarter of strong earnings growth,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We had an outstanding year. Each of our operating groups contributed to the excellent results, and we expect our businesses to perform well in 2008.”
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Sensient Technologies Corporation	Page 2
Earnings Release — Year ended December 31, 2007
February 11, 2008
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record fourth quarter revenue and operating income. Revenue for the quarter increased 7.7% to $199.4 million, compared to $185.0 million in last year’s comparable period. Fourth quarter operating income was up 11.3% to $30.1 million, compared to $27.0 million in the fourth quarter of 2006. Revenue for the twelve months ended December 31, 2007, increased 6.9% to $783.7 million, and operating income was up 12.3% to $117.3 million. Group revenue for the quarter and twelve month period benefited from favorable foreign currency translation and from improved pricing and higher volumes. Operating income for both periods rose on the higher sales. Group operating margins in 2007 improved 80 basis points to 15.0%.
     The Color Group’s fourth quarter revenue increased 14.7% to $95.6 million, compared to $83.4 million in last year’s comparable period. Operating income for the quarter was up 20.3% to $16.6 million, compared to $13.8 million reported in the fourth quarter of 2006. Revenue for the twelve months ended December 31, 2007, increased 7.9% to $377.9 million and operating income was up 12.7% to $67.0 million. Color Group revenue for the quarter and year reflects favorable foreign currency translation and solid volume growth in food and beverage colors. Volume growth in cosmetic colors was also strong. Group operating margins in 2007 improved 70 basis points to 17.7%.
2008 OUTLOOK
     Sensient has increased its 2008 diluted earnings per share guidance to be within a range of $1.74 to $1.78. The previous range for guidance had been between $1.73 and $1.77.
CONFERENCE CALL
     The company will host a conference call to discuss its 2007 fourth quarter and full year financial results at 10:00 a.m. CST on Monday, February 11, 2008. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
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Sensient Technologies Corporation	Page 3
Earnings Release — Year ended December 31, 2007
February 11, 2008
     A replay will be available beginning at 1:00 p.m. CST on February 11, 2008, through midnight on February 18, 2008, by calling (706)
645-9291 and referring to passcode 32292211. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2006, and quarterly report on Form 10-Q for the quarter ended September 30, 2007. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 4
Consolidated Statements of Earnings

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenue	$300,889	$272,760	10.3	$1,184,778	$1,098,774	7.8

Cost of products sold	208,199	189,036	10.1	822,479	766,506	7.3
Selling and administrative expenses	57,652	53,891	7.0	214,929	202,991	5.9

Operating income	35,038	29,833	17.4	147,370	129,277	14.0
Interest expense	8,765	8,969		36,127	35,748

Earnings before income taxes	26,273	20,864	25.9	111,243	93,529	18.9
Income taxes	7,849	5,497		33,457	27,104

Net earnings	$18,424	$15,367	19.9	$77,786	$66,425	17.1

Earnings per common share:
Basic	$0.39	$0.33	18.2	$1.66	$1.45	14.5

Diluted	$0.39	$0.33	18.2	$1.65	$1.44	14.6

Average common shares outstanding:
Basic	47,077	46,031	2.3	46,740	45,900	1.8

Diluted	47,655	46,511	2.5	47,257	46,204	2.3

Results by Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
Revenue	2007	2006	% Change	2007	2006	% Change
Flavors & Fragrances	$199,387	$185,046	7.7	$783,717	$733,421	6.9
Color	95,620	83,372	14.7	377,864	350,174	7.9
Corporate & Other	12,753	10,672	19.5	50,980	41,301	23.4
Intersegment elimination	(6,871)	(6,330)	8.5	(27,783)	(26,122)	6.4

Consolidated	$300,889	$272,760	10.3	$1,184,778	$1,098,774	7.8

Operating Income

Flavors & Fragrances	$30,054	$27,001	11.3	$117,299	$104,457	12.3
Color	16,628	13,824	20.3	66,950	59,384	12.7
Corporate & Other	(11,644)	(10,992)	5.9	(36,879)	(34,564)	6.7

Consolidated	$35,038	$29,833	17.4	$147,370	$129,277	14.0

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Sensient Technologies Corporation
(In thousands, except per share amounts)
Consolidated Condensed Balance Sheets

December 31,	2007	2006
Current assets	$610,044	$551,702
Goodwill and intangibles (net)	491,400	463,701
Property, plant and equipment (net)	418,334	391,456
Other assets	44,404	47,208

Total Assets	$1,564,182	$1,454,067

Current liabilities	$229,273	$260,610
Long-term debt	449,621	441,306
Accrued employee and retiree benefits	44,197	43,957
Other liabilities	26,670	4,090
Shareholders’ equity	814,421	704,104

Total Liabilities and Shareholders’ Equity	$1,564,182	$1,454,067

Consolidated Statements of Cash Flows

Twelve Months Ended December 31,	2007	2006
Net cash provided by operating activities	$105,205	$99,217

Cash flows from investing activities:
Acquisition of property, plant and equipment	(41,961)	(39,314)
Proceeds from sale of assets	2,291	3,321
Other investing activity	451	2,152

Net cash used in investing activities	(39,219)	(33,841)

Cash flows from financing activities:
Proceeds from additional borrowings	136,859	247,483
Debt payments	(181,680)	(290,992)
Purchase of treasury stock	(1,267)	(4,563)
Dividends paid	(32,017)	(28,292)
Proceeds from options exercised and other equity transactions	16,693	7,681

Net cash used in financing activities	(61,412)	(68,683)

Effect of exchange rate changes on cash and cash equivalents	913	1,274

Net increase (decrease) in cash and cash equivalents	5,487	(2,033)
Cash and cash equivalents at beginning of year	5,035	7,068

Cash and cash equivalents at end of year	$10,522	$5,035

Supplemental Information

Twelve Months Ended December 31,	2007	2006
Depreciation and amortization	$44,312	$43,044

Dividends per share	$0.68	$0.61
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